Exhibit 99.1

Mark Grody Associates

Public Relations/Marketing Communications

267 Wild Horse Drive • Palm Desert, CA  92211

(760) 674-8012 • FAX (760) 674-8052 e-mail:  mgrody@aol.com

NEWS

#2004-3	For: Naturade (OTC BB: NRDC)
	Contact:	Mark Grody/Mark Grody Associates
(760) 674-8012
John Hazlin/Naturade, Inc.
(714) 573-4800 ext. 221

Naturade Increases Net Sales by $1.9 Million; Reduces Net Loss by $1.5 Million;

Weight Loss Positioning Drives Profitable 4th Quarter Growth

IRVINE, CA – 19 March 04 – Naturade, Inc. (OTC BB: NRDC), a leading marketer of heart health and weight management products under the brand names Naturade Total Soy® and Diet Lean™, today reported net sales for 2003 of $16,326,296, up $1,909,945, or 13.2%, from 2002. Significantly, net loss for the year was reduced by $1,494,903, or 78.8%, to $401,715, reflecting reduced overhead and promotional expenditures combined with increased gross margin generated through manufacturing efficiencies.

The continuing trend of bottom line improvement resulted in a fourth quarter 2003 profit, with net income of $261,756, compared to a net loss of $89,951 for the fourth quarter a year ago.  Fourth quarter 2003 net sales of $4,609,790 increased by 16.5 % compared to the fourth quarter of 2002, due principally to strong seasonal purchases by club store accounts, such as Costco and Sam’s Club.  According to Naturade CEO Bill Stewart, this significant profit turnaround was accomplished through a reduction in operating costs coupled with increased revenues.

Highlights for the year 2003 include the following:

1.               Naturade® continued to be a leading brand name in soy protein meal replacement powders in both the mass market and health food classes of trade;

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2.               Health food channel revenues increased 2.9%, reversing a declining revenue trend; This was driven by increased sales of protein boosters used by low-carb dieters;

3.               Shipped Naturade Total Soy® powders with a new, better tasting formula and a combined heart health and weight loss message, continuing a transition begun in second half 2002;

4.               Repositioned Naturade Protein Boosters for low-carbohydrate dieters;

5.               Reaped benefits from the 2002 elimination of unprofitable accounts where minimum profit standards were not met; and,

6.               Recorded a significant decrease of $1,895,800 in pretax loss, resulting from increased revenues, improved gross margin, reduced overhead and a decrease in brand expenses as a percentage of net sales.

Stewart says, “Raging obesity in the United States has increased consumer focus on weight loss and dominates today’s health news.  The demise of ephedra-based products is driving retailers and consumers to search for weight loss brands such as Naturade Total Soy® and Diet Lean™ that are safe and effective.

“Repositioning our Naturade Total Soy® brand ‘to help reduce cholesterol and manage your weight’ has led to a substantial broadening of our consumer appeal,” Stewart explains.  “In addition, the introduction of Diet Lean™ Carb Blocker in the fourth quarter of 2003 has provided Naturade with a platform to capitalize on skyrocketing consumer interest in low carb diets.”

Stewart adds, “Naturade continues to focus on its core health food store business while gaining ground with our strategic initiative in the mass market.  Mass market net sales grew 24.1% in 2003 and now represent 53.6% of total company volume, up from 48.9% in 2002.”

Headquartered in Irvine, Calif., Naturade provides healthy solutions for weight loss consistent with its commitment – since 1926 – to improve the health and well-being of consumers, with innovative, natural products.  Its premier product, Naturade Total Soy®, is a complete line of meal replacement products for weight loss and cholesterol reduction, which is sold at major supermarket and club, health food, drug and mass merchandise stores throughout the U.S. and Canada.  Well-known for over 50 years of leadership in soy protein, Naturade also markets a complete line of protein boosters for low carbohydrate dieters.  The company recently expanded its weight loss offerings with a new line including products for low-carb dieters under the name Diet Lean™.  Naturade’s other products include Calcium Shake™, Naturade Total Soy Menopause Relief™, Power Shake®, Quick Fizz™ and Aloe Vera 80®.  For more information, visit www.naturade.com

ALL STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING STATEMENTS, INCLUDING ANY PROJECTIONS OF EARNINGS, REVENUE, OR OTHER FINANCIAL ITEMS, ANY STATEMENTS OF THE PLANS, STRATEGIES, AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, MARKETING OR SALES, ANY STATEMENTS CONCERNING PROPOSED NEW PRODUCTS, SERVICES OR DEVELOPMENTS, ANY STATEMENTS REGARDING FUTURE ECONOMIC CONDITIONS OR PERFORMANCE, STATEMENTS OF BELIEF AND ANY STATEMENTS OF ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING. THESE STATEMENTS ARE BASED ON EXPECTATIONS AND ASSUMPTIONS AS OF THE DATE OF THIS PRESS RELEASE AND ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES INCLUDE THE FOLLOWING:  THE FACT THAT OUR ACCOUNTANTS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, OUR EXPECTATION OF FURTHER LOSSES, OUR NEED FOR ADDITIONAL FINANCING AND ACCESS TO BORROWING, OUR DEPENDENCE ON KEY CUSTOMERS, OUR DEPENDENCE ON THIRD-PARTY MANUFACTURERS, GOVERNMENT REGULATIONS THAT COULD AFFECT OUR PRODUCTS, OUR ABILITY TO IDENTIFY SUITABLE STRATEGIC PARTNERS, COMPETITION, OUR DEPENDENCE ON KEY PERSONNEL, LABELING OR PROMOTION RISKS ASSOCIATED WITH THE MASS MARKET, THE EFFECT OF CLOSELY CONTROLLED STOCK, THE PACE OF TECHNOLOGICAL CHANGE, POSSIBLE INTERRUPTIONS IN OUR BUSINESS RESULTING FROM THE U.S. GOVERNMENT’S RESPONSE TO TERRORISM, VARIABILITY OF QUARTERLY RESULTS, PRODUCT LIABILITY EXPOSURE, REDUCED SALES IN THE DIETARY SUPPLEMENT INDUSTRY, THE EFFECT OF ADVERSE PUBLICITY, OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY, THE RATE OF CONSUMER ACCEPTANCE OF NEW PRODUCT INTRODUCTIONS, STOCK PRICE VOLATILITY, AND OTHER RISK

FACTORS THAT MAY BE DETAILED FROM TIME TO TIME IN THE COMPANY’S DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  NATURADE DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS FOR ACTUAL RESULTS AND FUTURE EVENTS, AND DOES NOT INTEND TO DO SO.

CONSOLIDATED STATEMENTS OF INCOME

For the year ended December 31,

	12/31/03	12/31/02
	(Audited)	(Audited)

Net Sales	$16,326,296	$14,416,351
Gross Profit	$7,663,997	$6,258,744
Gross Margin%	46.9%	43.4%
Net Loss	$(401,715)	$(1,896,618)
Net Loss applicable to common shares	$(916,337)	$(2,387,332)
Net Loss per common share	$(0.02)	$(0.05)

Weighted average common shares outstanding	44,533,386	44,000,000

CONDENSED CONSOLIDATED BALANCE SHEET

As at December 31,

	2003	2002
	(Audited)	(Audited)
Assets
Current Assets	$3,872,370	$3,943,907
Property and equipment, net	161,885	228,723
Other assets	42,302	49,594
Total assets	$4,076,557	$4,222,224

Liabilities and Stockholders Deficit
Current liabilities	$5,661,852	$5,373,678
Long-term liabilities, less current maturities	5,609	37,735
Other long-term liabilities	1,270,734	756,112
Stockholders deficit	(2,861,638)	(1,945,301)

Total liabilities and stockholders deficit	$4,076,557	$4,222,224

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